Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2026 Operating Results
SAN FRANCISCO, July 24, 2026 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited second quarter 2026 financial results, quarterly dividends, a special dividend and an additional voluntary mission contribution.
“The Bank continues to advance its public mission while providing reliable, low‑cost liquidity to our members,” said Winthrop Watson, president and chief executive officer of the Bank. “In all market conditions, our members count on us to be a stable source of funding that helps support local lending, expand housing supply, improve affordability, create more pathways to homeownership, and advance economic development in communities across Arizona, California, and Nevada.”
Financial Results
Net income for the second quarter of 2026 was $93 million, a decrease of $1 million compared with the second quarter of 2025.
•Net interest income increased by $9 million compared with the second quarter of 2025, primarily driven by higher advance prepayment fees and lower costs of interest-bearing liabilities, partially offset by declining advance balances.
•Other income/(loss) decreased by $12 million compared with the second quarter of 2025, primarily driven by net interest settlements on economic hedges.
•At June 30, 2026, total assets were $68.0 billion, a decrease of $5.3 billion from $73.3 billion at December 31, 2025. The decrease in total assets was primarily attributable to a $4.2 billion reduction in advances.
•The Bank exceeded its 4.00% regulatory capital requirement with a regulatory capital ratio of 10.57% at June 30, 2026.
Affordable Housing Program and Community Investment Commitments
AHP assessment. In the second quarter of 2026, the Bank expensed $10 million for its statutory AHP assessment, which supports the construction, preservation, and purchase of affordable homes.
Voluntary housing and community investment contributions. In addition to the statutory AHP assessment, the Bank made voluntary housing and community investment contributions of $9 million in the second quarter of 2026 to support expanding housing supply, access to affordable housing, and other initiatives benefiting individuals and families across the Bank's three-state district. On July 23, 2026, the Bank approved an additional voluntary mission contribution of $22.5 million, increasing the Bank's 2026 voluntary contributions commitment to approximately 15% of 2025 net income. This additional voluntary mission contribution will support the Bank's 2026 AHP general fund and other voluntary housing and community investment initiatives.
Dividends
On July 23, 2026, the Bank’s board of directors declared quarterly cash dividends on the average Class B‑1 membership stock and the average Class B‑2 activity‑based stock outstanding during the second quarter of 2026 at annualized rates of 4.75% and 10.00%, respectively. The Bank expects to pay these dividends on August 11, 2026.
In addition, on July 23, 2026, the Bank’s board of directors declared a special cash dividend of $56 million on the average Class B‑2 activity‑based stock outstanding during the first six months of 2026 and $19 million on the average Class B‑1 membership stock outstanding during the first six months of 2026, totaling $75 million. The Bank expects to pay these dividends on July 29, 2026.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Jun 30, 2026	Dec 31, 2025
Total Assets	$67,977	$73,329
Advances	34,042	38,227
Investments[1]	32,798	33,968
Consolidated Obligations	59,109	64,328
Total Capital Stock	2,489	2,552
Retained Earnings	4,649	4,662
Total Capital	7,333	7,360

Selected Other Data at Period End	Jun 30, 2026	Dec 31, 2025
Regulatory Capital Ratio[2]	10.57%	9.98%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	Jun 30, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net Interest Income	$151	$142	$291	$284
Provision for/(Reversal of) Credit Losses	6	3	6	4
Other Income/(Loss)	5	17	2	37
Voluntary Housing and Community Investment Contributions	9	10	36	20
Other Non-Interest Expense	38	41	76	87
Affordable Housing Program Assessment	10	11	18	22
Net Income/(Loss)	$93	$94	$157	$188

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	Jun 30, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net Interest Margin[3]	0.85%	0.68%	0.81%	0.72%
Return on Average Assets	0.51	0.45	0.43	0.47
Return on Average Equity	5.09	5.22	4.30	5.29
Annualized Dividend Rate - Class B4	8.75	8.75	8.75	8.75
Annualized Dividend Rate - Class B-1[4]	4.75	N/A	4.75	N/A
Annualized Dividend Rate - Class B-2[4]	10.00	N/A	10.00	N/A
Annualized Special Dividend Rate (Declared and Paid)	N/A	N/A	11.36	N/A

1.    Investments consist of federal funds sold, interest-bearing deposits, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, total capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2026, and December 31, 2025 was $7.2 billion and $7.3 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends declared and paid during the period are calculated based on the average capital stock outstanding during the previous quarter. Effective January 2, 2026, the Bank’s outstanding Class B stock has been converted into Class B-1 membership stock and Class B-2 activity-based stock.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com